UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement Supplement, dated December 4, 2019 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by The Madison Square Garden Company (the “Company”) with the Securities and Exchange Commission on October 25, 2019 in connection with the Company’s Annual Meeting of Stockholders to be held on December 11, 2019 (the “Annual Meeting”). Other than as set forth in this Supplement, no changes have been made to the Proxy Statement. This Supplement should be read together with the Proxy Statement.

The following information supplements the information in Proposal 1 — Election of Directors, which begins on page 22 of the Proxy Statement:

Frank J. Biondi, Jr., a director elected by the holders of our Class A Common Stock, passed away on November 25, 2019. Our Board extends its gratitude and appreciation for Mr. Biondi’s service as a director and its sincere condolences to Mr. Biondi’s family and friends.

Following Mr. Biondi’s death, our Board determined not to nominate a replacement director nominee for election at the Annual Meeting. As a result, the Board authorized an increase in the size of the Board from 14 to 16 directors (instead of to 17 directors as previously approved) effective as of the election of directors at the Annual Meeting. Mr. Biondi’s vacancy will continue to be a directorship elected by the holders of the Class A Common Stock.

The following information supplements the information in Board and Governance Practices — Committees, which begins on page 17 of the Proxy Statement.

As disclosed in the Company’s Annual Report on Form 10-K, on March 29, 2019, a purported stockholder of the Company filed a complaint in the Court of Chancery of the State of Delaware, derivatively on behalf of the Company, against certain directors of the Company who are members of the Dolan family group and against the directors of the Company who are members of the Compensation Committee (collectively, the “Director Defendants”). The Company is also named as a nominal defendant in the complaint. The complaint alleges that the Director Defendants breached their fiduciary duties to the Company’s stockholders in approving the compensation packages for James L. Dolan in his capacity as the Executive Chairman and Chief Executive Officer of the Company. On June 5, 2019, the Board formed a Special Litigation Committee, consisting of Mr. Biondi and Richard D. Parsons, to investigate the claims made by the plaintiff and determine the Company’s response thereto. The parties agreed to stay the litigation until December 19, 2019.

Following Mr. Biondi’s death and to avoid having these events delay the litigation, Mr. Parsons (the remaining member of the Special Litigation Committee) and legal counsel to the Special Litigation Committee determined that the Special Litigation Committee should proceed without replacing Mr. Biondi. The Board also determined that this would be in the best interests of the Company and, on December 4, 2019, the Board amended the Company’s Amended By-laws to permit a committee that is initially composed of two or more directors to continue with the powers and duties delegated to it by the Board with less than two directors if one or more members of the committee are no longer able to serve due to death, disability or incapacity, unless the Board determines otherwise.